PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

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March 1, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of CubeScape Inc. of our report dated on February 29, 2016 on our audit of the financial statements of CubeScape, Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2015 and for the period December 15, 2014 (inception) through December 31, 2014.

Very truly yours,

/s/ PLS CPA

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PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board